Exhibit 10.1

ADVOCATES & SOLICITORS

DATED THIS 1st DAY OF JULY 2007

CERTANCE INTERNATIONAL

And

BENCHMARK ELECTRONICS NETHERLANDS HOLDING B.V.

SALE AND PURCHASE AGREEMENT OF SHARES IN

QUANTUM STORAGE SOLUTIONS (M) SDN. BHD.

FILE REF. LCJ/20713861

Unit No. 50-8-1, 8th Floor, Wisma UOA Damansara, 50 Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Malaysia

Tel: +(603) 2094 8111 Fax: +(603) 20943211 E-mail: skrine@skrine.com url: www.skrine.com

TABLE OF CONTENTS

1.	Interpretation	3

2.	Sale and Purchase	8

3.	Conditions Precedent	8

4.	Completion	10

5.	Vendor's Pre-Completion Covenants	12

6.	Vendor’s Representations and Warranties	13

7.	Taxes	14

8.	Purchaser's Representations and Warranties	17

9.	Remedies Upon Default	18

10.	Access to Information	18

11.	Notices and Communications	19

12.	Restriction on Announcements	20

13.	Miscellaneous	20

13.1	Time of the Essence	20
13.2	Entire Agreement	20
13.3	Amendments	20
13.4	Assignment	20
13.5	Successors-in-title	20
13.6	Rights and Remedies	20
13.7	Illegality	21
13.8	Governing Law and Jurisdiction	21
13.9	Counterparts	21
13.10	Costs	21
13.11	Further Acts	21
13.12	Force Majeure	22
	SCHEDULE 1	24
	SCHEDULE 2	25

AN AGREEMENT made the 1st day of July 2007

BETWEEN:

(1)	CERTANCE INTERNATIONAL, a company established under the laws of Cayman Islands whose registered office is located at Maples and Calder Ugland House, South Church Street, P.O. Box 309, Georgetown Grand Cayman, Cayman Islands, British West Indies (“Vendor”);

AND

(2)	BENCHMARK ELECTRONICS NETHERLANDS HOLDING B.V., a company established under the laws of The Netherlands whose registered office is located at Lelyweg 10, 7602 EA Almelo, the Netherlands (“Purchaser”).

WHEREAS:

A.	QUANTUM STORAGE SOLUTIONS (M) SDN. BHD. (Company No. 517621-A) (“Company”) is a private limited company incorporated in Malaysia with an issued share capital of RM500,000 comprising 400,000 fully-paid ordinary shares of RM1 each and 100,000 redeemable preference shares of RM1 each. Brief details of the Company are set out in Schedule 1.

B.	The Vendor is the registered and beneficial owner of all of the issued and paid up shares in the Company.

C.	The Company holds a manufacturing license numbered A012426 serial number A023461 issued on 21 September 2005 (“Manufacturing License”) by the Ministry of International Trade and Industry of Malaysia (“MITI”) to carry out its principal business of:

(i)	design, development and manufacture of tape drives, tape heads, data protection devices, re-manufacturing/repairing of tape drives; and

(ii)	design, development and manufacture of autoloaders and tape libraries, re-manufacturing/repairing of tape heads and data protection devices and value added manufacturing for tape drives, tape heads and data protection devices.

D.	The Vendor agrees to sell and the Purchaser agrees to purchase all 400,000 ordinary shares of RM1 each and 100,000 redeemable preference shares of RM1 each (collectively, “Sale Shares”) representing the entire issued and paid-up capital of the Company free from all Encumbrances on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Accounts”	the audited accounts of the Company for the accounting reference period ended on the Accounts Date (a copy of which is annexed as Appendix A), comprising inter alia a balance sheet, profit and loss account, cash flow statement, auditors’ and directors’ reports and the notes included or referred to in any of them.

“Accounts Date”	31 March in respect of each financial year.

“Act”	the Companies Act 1965 and all regulations made thereunder.

“Affiliate”	means any company which, directly or indirectly, controls or is controlled by or is under a common control with either of the Parties. For the purposes of this definition, “control” means the power, direct or indirect, to direct the management or policies, or to elect the members of the board of directors, of the controlled entity, whether by voting power, agreement or otherwise.

“Asset Purchase Agreement”	the agreement in the agreed form to be entered into by (1) Quantum International, Inc Malaysian Branch or a member of the Vendor Group; and (2) the Company and/or a member of the Purchaser Group on or after Completion, relating to the re-transfer of the assets to the Vendor Group which were previously transferred to the Company pursuant to the asset purchase agreement dated 1 April 2006.

“Business”	the business of the Company of:

(i) design, development and manufacture of tape drives, tape heads, data protection devices, re-manufacturing/ repairing of tape drives; and

(ii)    design, development and manufacture of autoloaders and tape libraries, re-manufacturing/repairing of tape heads and data protection devices and value added manufacturing for tape drives, tape heads and data protection devices.

“Business Day”	a day on which commercial banks in Malaysia and United States of America are open for business, excluding Saturdays, Sundays and public holidays.

“CCM”	the Companies Commission of Malaysia (and where appropriate, includes its predecessor, the Companies Registry).

“Company”	Quantum Storage Solutions (M) Sdn. Bhd. (Company No. 517621-A).

“Completion”	the completion of the sale and purchase of the Sale Shares by the performance by the Parties of their respective obligations contained in Clause 5.1.

“Completion Date”	the date on which Completion occurs or such other date as the Parties shall agree in writing, which shall in any event be

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not later than 1 July 2007, 15:01 hours, subject to timely delivery of completion documents and payment of Purchase Price in accordance with Clause 5.1.

“Difference”	has the meaning given to it in Clause 4.7.

“Disclosure Letter”	the letter of even date, including any documents attached thereto, delivered by the Vendor to the Purchaser, disclosing various matters relating to the Vendor’s Warranties.

“Encumbrance”	any form of legal, equitable, or security interests, including but not limited to any mortgage, debenture, lien, charge, pledge, title retention, right to acquire, agreement or arrangement to sell, security interest, hypothecation, options, rights of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect but does not include the proprietary interest of the Vendor in the subject property as at the date hereof;

“Final Management Accounts”	the management accounts of the Company as at the Final Management Accounts Date, as adjusted, prepared in accordance with the accounting principles consistently applied by the Company prior to Completion (as set out in the Management Accounts).

“Final Management Accounts Date”	30 June 2007.

“Intellectual Property Rights”	all registered intellectual property rights including without limitation, patents, trademarks, registered designs, copyrights, confidential information, trade secrets, know-how and all similar property rights, whether registered or not, subsisting in any part of the world, excluding all software used on or stored or resident in the computers used by the company and required for the operation of the business.

“Land”	all real property owned by the Company including the leasehold land held under Lot 1979, Mukim 12, District of Barat Daya, Negeri Pulau Pinang having an address at Bayan Lepas Free Industrial Zone, Phase I, 11900 Bayan Lepas, Pulau Pinang together with the building(s) erected thereon.

“Management Accounts”	the management accounts of the Company as of the Management Accounts Date, as adjusted by agreement between the parties, a copy of which is annexed as Appendix B.

“Management Accounts Date”	31 May 2007.

“Manufacturing License”	the manufacturing license numbered A012426 serial number A023461 issued on 21 September 2005 to the Company by MITI to carry out the Business at the place of manufacturing at Bayan Lepas Free Industrial Zone, Phase I, 11900 Bayan Lepas, Pulau Pinang.

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“MASB”	the Malaysian Accounting Standards Board.

“MITI”	the Ministry of International Trade and Industry of Malaysia.

“Parties”	the parties to this Agreement and “Party” means any of them.

“Persons Connected with a Director”	has the meaning assigned to it under Section 122A of the Act.

“Plan”	collectively, the employee stock option plan, employee share purchase plan and employee incentive plan currently offered by the Vendor and/or a member of the Vendor Group to the employees of the Company.

“Product Supplement Agreement”	the agreement in the agreed form to be entered into by (1) a member of the Vendor Group; and (2) the Company and/or a member of the Purchaser Group on or after Completion, relating to the provision of the services under the Manufacturing Services Agreement between Advance Digital Information Corporation (a member of the Vendor Group) and Benchmark Electronics Inc, (a member of the Purchaser Group) which came into effect on 23 November 2003.

“Purchase Price”	the amount of US$11,605,838.96 determined and arrived at based on the Management Accounts, subject to adjustment in accordance with Clause 4.

“Purchaser Group”	the Purchaser and its Affiliates, if any (including the Company after Completion).

“Purchaser’s Solicitors”	SKRINE, Advocates and Solicitors, of Unit 50-8-1, 8th Floor, Wisma UOA Damansara, 50 Jalan Dungun, 50490 Kuala Lumpur, Malaysia.

“Purchaser’s Warranties”	the Purchaser’s representations and warranties in Clause 9.

“Sale Shares”	collectively, 400,000 fully paid-up ordinary shares of RM1 each and 100,000 redeemable preference shares of RM1 each in the Company.

“Tax”	any form of tax whether of Malaysia or elsewhere (including the United States or The Netherlands) whenever imposed (including without limitation, income tax, corporation tax, real property gains tax, service tax, sales tax, payroll tax, withholding tax, profits tax, capital gains tax, capital transfer tax, development tax, development land tax, estate duty, stamp duty, capital duty, value added tax, custom or other import or export duties) and all statutory, governmental, state, local governmental or municipal impositions duties rates and levies and all penalties, charges, costs and interest relating thereto.

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“Tax Authority”	each authority (within or outside Malaysia) that is vested with the power and authority to collect, assess or administer Tax in any jurisdiction in which the Company is liable to pay Tax.

“Tax Exemption Approval”	the five-year plus an additional five-year full tax exemption status granted to the Company by MITI upon the terms set out in MITI’s letters dated 12 April 2006 and 21 December 2006 respectively.

“this Agreement”	this Sale and Purchase Agreement and includes any instrument amending, supplementing, substituting or novating this instrument.

“Transition Agreement”	the agreement in the agreed form to be entered into by (1) the Vendor or a member of the Vendor Group; and (2) the Company and/or a member of the Purchaser Group on or after Completion, relating to the provision of transitional services to the Company.

“Vendor Group”	the Vendor and its Affiliates from time to time but excluding the Company.

“Vendor’s Warranties”	the Vendor’s representations, warranties and undertakings set out in Clause 7 and Schedule 2.

1.2	Words importing the singular include the plural and vice-versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate.

1.3	References to Recitals, Clauses, Schedules and Appendices are to recitals and clauses in and schedules and appendices to this Agreement. The headings to the Clauses, Schedules and Appendices do not affect the interpretation of this Agreement.

1.4	The Schedules and Appendices are an essential part of this Agreement. If there is any inconsistency between the provisions of this Agreement and a Schedule, the provisions of that Schedule prevails.

1.5	A reference to a statute or guideline or directive, or any provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at a particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under that statute.

1.6	A reference to an instrument includes an instrument which amends or replaces or supplements that instrument.

1.7	A reference to a “certified copy” of a document (including, without limitation, a resolution or a set of memorandum and articles of association or a form that is prescribed under the Act or any regulations made thereunder) of a company means a copy of that document which is certified as a true copy by a director or a company secretary of that company.

1.8	A reference to “US$” is a reference to the lawful currency of the United States of America and a reference to “RM” is a reference to the lawful currency of Malaysia.

1.9	A reference to a date or time is a reference to a date or time in Malaysia.

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1.10	A period which would otherwise end on a day which is not a Business Day or any event that is to otherwise occur on a day which is not a Business Day shall end or occur, as the case may be, on the next Business Day.

1.11	No rule of construction applies to the disadvantage of a Party because that Party or its solicitor prepared this Agreement or any part of it.

2.	Sale and Purchase

2.1	Subject to Clause 3 and the terms and conditions hereinafter contained, the Vendor as the legal and beneficial owner hereby sells and the Purchaser hereby purchases the Sale Shares free from all Encumbrances and with all rights attached thereto (including without limitation all dividends and distributions paid or declared thereon) as from the Completion Date.

2.2	The consideration for the Sale Shares shall be the Purchase Price, subject to adjustments in accordance with the provisions of Clause 4. The Purchase Price, as adjusted in accordance with Clause 4, shall be paid by the Purchaser to the Vendor.

2.3	It is acknowledged and accepted by the Parties that the Purchase Price is arrived at based on the financial position of the Company as shown in the Management Accounts (prepared in accordance with US GAAP Standards).

2.4	Upon the execution of this Agreement:

2.4.1	the Vendor shall deliver to the Purchaser a certified copy of the resolution of its board of directors approving the sale of the Sale Shares on the terms herein contained and the execution of this Agreement.

2.4.2	the Purchaser shall deliver to the Vendor a certified copy of the resolution of its board of directors approving the acquisition of the Sale Shares on the terms herein contained and the execution of this Agreement.

3.	Conditions Precedent

3.1	The obligations of the Parties to complete the sale and purchase of the Sale Shares herein are conditional upon the following conditions being fulfilled:

3.1.1	the execution of the Product Supplement Agreement by the relevant member of the Vendor Group; and

3.1.2	the execution of the Transition Agreement by the Vendor or the relevant member of the Vendor Group.

3.2	The obligations of the Parties to complete the sale and purchase of the Sale Shares shall become unconditional on the date when all the conditions referred to in Clause 3.1 (other than the conditions which have been waived by written agreement of the Parties) have been fulfilled.

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4.	Settlement of Accounts and Adjustment of Purchase Price

4.1	After the Completion Date, the Vendor shall be responsible for the repayment in full of all intercompany and intragroup debts and trading balances owing by the Company to any member of the Vendor Group arising on or prior to the Completion Date.

4.2	As soon as practicable after the Completion Date but in no event later than 30 days after the Completion Date, the Vendor shall deliver to the Purchaser the Final Management Accounts made up to the Final Management Accounts Date for the purpose of adjusting the Purchase Price to reflect the change in value, if any, of the Purchase Price of the Company between the Management Accounts Date and the Final Management Accounts Date.

4.3	The Purchaser shall be entitled to review the Final Management Accounts prepared by the Vendor as set out in Clause 4.2 for a period of 30 days following receipt from the Vendor. The Vendor shall provide the Purchaser with such reasonable assistance as the Purchaser may request to enable the Purchaser to carry out its obligations pursuant to this Clause 4.3, including providing, or procuring the provision of, such information as the Purchaser shall reasonably request and allow the Purchaser reasonable access to the Vendor’s or its Affiliate’s books and records, employees and advisers (at reasonable times and upon reasonable notice), and procuring access to its working papers insofar as is reasonably required for the analysis and verification of the Final Management Accounts.

4.4	At or before the end of the period of 30 days after the receipt of the Final Management Accounts from the Vendor referred to in Clause 4.2, the Purchaser shall either:

4.4.1	notify the Vendor that it accepts the Final Management Accounts in its entirety, in which case the same shall constitute the Final Management Accounts; or

4.4.2	deliver to the Vendor written notice of those items and, where practicable, the amounts in the Final Management Accounts that it disputes, in which case those items or amounts identified by the Purchaser (“Disputed Items”) shall be deemed to be in dispute.

4.5	If the Purchaser delivers a notice under Clause 4.4.2, then the Vendor and the Purchaser shall use their respective reasonable endeavors to agree the Disputed Items within 14 days. If during such 14-day period any such Disputed Items cannot be initially resolved, the Parties shall promptly thereafter, but in no event more than 10 days thereafter, cause a jointly selected public accounting firm, which shall not be a firm that the Vendor or the Purchaser or any of their respective Affiliates uses (the “Selected Accounting Firm”) promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Final Management Accounts. The Selected Accounting Firm shall act as expert and not as arbitrator and the remaining Disputed Items will be determined by the Selected Accounting Firm in accordance with the accounting principles consistently applied by the Company prior to Completion (as set out in the Management Accounts).

4.6	The Selected Accounting Firm shall deliver to the Vendor and the Purchaser, as promptly as practicable, a report setting forth its determination of the remaining Disputed Items and its calculation of the Final Management Accounts. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by each Party pro rata in the proportion that the aggregate amount of Disputed Items unsuccessfully claimed by such Party bears to the aggregate amount of Disputed Items.

4.7

If the adjusted Purchase Price is greater than the Purchase Price as of the Completion Date, the Purchaser shall pay to the Vendor the amount of the Difference. If the adjusted Purchase Price is less than the Purchase Price as of the Completion Date, the Vendor shall pay to the Purchaser the amount of the Difference. Any such payment shall be made by wire transfer of

Sale and Purchase Agreement	9

immediately available funds to such account of the Vendor or the Purchaser, as the case may be, as may be designated by such receiving Party, and shall be made within 10 days after the Final Management Accounts are finally agreed or otherwise determined in accordance with this Clause 4.

5.	Completion and Post-Completion

5.1	Completion of the sale and purchase of the Sale Shares shall take place at the office of the Purchaser’s Solicitors or such other place as the Parties agree on the Completion Date when all of the following business shall be transacted:

5.1.1.	the Vendor shall deliver to the Purchaser:

(a)	the original share certificates in respect of all (and not some only) of the Sale Shares together with duly executed, valid and registrable transfers therefor and the PDS6 stamping proforma;

(b)	a certified copy of the resolution of the board of directors of the Company approving the transfer of the Sale Shares from the Vendor to the Purchaser or its nominee;

(c)	if applicable, any waiver, consent or other documents as may be required to give a good title to the Sale Shares and to enable the Purchaser or its nominee to become the registered shareholder thereof;

(d)	a certified copy of the resolution of the board of directors of the Company appointing the nominees of the Purchaser as directors of the Company;

(e)	the letters of resignation of the following directors of the Company (other than the Purchaser’s nominees referred to in Clause 5.1.1(d)) without any claim for loss of office or any other compensation whatsoever;

(f)	a certified copy of the resolution of the Board of Directors of the Vendor approving the sale of the Sale Shares to the Purchaser;

(g)	a certified copy of a resolution of the board of directors of the Company revoking and revising the mandates given by the Company to its bankers as the Purchaser or its designee(s) have advised to the Vendor not less than 5 days prior to Completion;

(h)	a letter from the Vendor providing the following information and/or stating where the following items are available for collection by the Purchaser or its representatives:

(i)	the original certificate of incorporation and memorandum and articles of association or certified true copies of such, common seal, share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written up to but not including Completion) which the Company is required to keep under the laws of Malaysia;

(ii)	all financial and accounting records, cheque books and bank mandates of the Company;

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(iii)	originals of title deeds to the Land, originals of titles to the assets and other documents evidencing title and rights to the Land and assets of the Company;

(iv)	originals of licenses and permits of the Company including the Manufacturing Licence, the Tax Exemption Approval and all other documents and correspondences pertaining to the licences and permits issued to or held by the Company;

(v)	all employee records (including labour contracts and personnel files);

(vi)	access codes to servers and computer programs that will continue to be used by the Company, and passwords to any encrypted documents which will continue to be in possession of the Company;

(vii)	all contracts related to the assets, Business or operations of the Company;

(viii)	all other documents, records, securities relating to Company or its assets, Business and operations;

(i)	a certified true copy of the latest Accounts of the Company;

5.1.2	against the delivery of the items referred to in Clause 5.1.1 to the Purchaser, the Purchaser shall pay the Purchase Price by way of a banker’s draft drawn in favor of the Vendor or telegraphic transfer to an account specified in writing by the Vendor to the Purchaser.

5.2	The Purchaser shall procure the relevant party to the Product Supplement Agreement, as appropriate, to execute the Product Supplement Agreement on or after the Completion Date.

5.3	The Purchaser shall procure the relevant party to the Transition Agreement, as appropriate, to execute the Transition Agreement on or after the Completion Date.

5.4	The Parties shall procure the relevant parties to the Asset Purchase Agreement, as appropriate, to execute the Asset Purchase Agreement on or after the Completion Date. The Vendor Group shall indemnify the Company for any tax liability to which it may be subject as a result of the Asset Purchase Agreement.

5.5	On or immediately after the Completion Date, the Vendor shall procure that the relevant member of the Vendor Group take all steps necessary to terminate the Plan currently offered by the Vendor and/or a member of the Vendor Group to the employees of the Company. The Vendor agrees to settle all claims consistent with the Transition Agreement.

5.6	Within 45 days from the Completion Date, the Vendor shall deliver to the Purchaser a DVD containing all of the information provided in the electronic data room hosted by Intralinks comprising the documents and other information relating to the Company made available by the Vendor up to the Completion Date.

5.7	The Purchaser shall cause the Sale Shares to be registered in the name of the Purchaser or its nominee as soon as possible after the Completion Date. At the Purchaser’s expense, the Vendor shall do such acts, deeds and things as may be requested by the Purchaser to cause the Sale Shares to be registered as aforesaid. In the event that the Sale Shares are unable to be registered in the name of the Purchaser or its nominee, the Purchaser shall be entitled to either:

Sale and Purchase Agreement	11

5.7.1	claim for specific performance of this Agreement; or

5.7.2	require the Vendor to refund the Purchaser Price paid by the Purchaser hereunder, thereupon this Agreement shall terminate whereupon the provisions of this Clause 5.7 shall be without prejudice to the Purchaser’s rights to claim damages for breach of this Agreement.

6.	Vendor’s Completion Covenants

6.1	The Vendor covenants with the Purchaser that within a period of 30 days prior to Completion, the Company shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

6.1.1	amend its Memorandum and Articles of Association or pass resolution of its board of directors or shareholders except as is necessary to give effect to this Agreement;

6.1.2	issue any share or loan capital or securities or other rights convertible into share or loan capital or grant any options or rights or warrants in respect of any of its share or loan capital;

6.1.3	reduce its share or loan capital;

6.1.4	declare or pay any dividend or make any other distribution;

6.1.5	do or cause to be done any thing which may cause any of the Company’s licenses, permits or statutory approvals including but not limited to the Manufacturing License and the Tax Exemption Approval to be revoked, withdrawn or suspended;

6.1.6	in any way depart from the ordinary course of its day-to-day Business, whether in its nature, scope or the manner of conducting the same, except as mutually agreed in writing between Vendor and Purchaser;

6.1.7	create or agree to create any Encumbrance over any of its assets;

6.1.8	give, or agree to give, any guarantees or indemnities;

6.1.9	borrow any money or make any payments out of, or drawings on, its bank account(s) except in the ordinary course of its Business;

6.1.10	give or agree to give any loan;

6.1.11	repay any shareholder’s loan or advance (other than for purposes of satisfying Clause 4.1.1);

6.1.12	enter into any contract or incur any material liabilities or obligations except in the ordinary course of its Business;

6.1.13	incur any expenditure on capital account or enter into any commitment to do so;

6.1.14	dispose of, or agree to dispose of, or grant any option in respect of, any of its assets except in the ordinary course of its Business;

6.1.15	grant, agree to grant, assign, agree to assign, or otherwise dispose of any lease or third party right in relation to any immovable property belonging to the Company;

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6.1.16	acquire any assets on lease or hire purchase or deferred terms except such assets as are necessary for its Business;

6.1.17	permit any liens to arise on any of its assets except such liens that arise in the ordinary course of its Business or by law;

6.1.18	permit any of its insurances to lapse, or do anything that may make any insurance policy void or voidable;

6.1.19	pay or agree to pay to its directors or officers or employees or any of them any remuneration or other emoluments or benefits whatsoever in excess of those amounts that are applicable as at the date of this Agreement;

6.1.20	except in the ordinary course of business:

(a)	alter the terms of employment of any of its employees,

(b)	employ any person, or

(c)	terminate the employment of any person.

6.1.21	do or suffer anything which may render suppliers or customers of the Company to terminate its arrangements with the Company;

6.1.22	do or suffer anything which may render its financial position less favorable than as at the date of this Agreement.

6.2	The Vendor shall not dispose of any interest in or create any Encumbrance over any of the Sale Shares.

7.	Vendor’s Representations and Warranties

7.1	The Vendor represents and warrants to the Purchaser that, as at the date of this Agreement and as at the Completion Date:

7.1.1	all the Vendor’s Warranties set forth in Schedule 2 are accurate and correct save as specifically qualified by the Disclosure Letter; and

7.1.2	all information contained or referred to in the Disclosure Letter is true, accurate and fairly presented and nothing has been omitted which renders any of such information incomplete or misleading.

7.1.3	all the Vendor’s Warranties are separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Vendor’s Warranties or any provision of this Agreement nor affected by any information or knowledge, actual or constructive, that the Purchaser has or ought to have in relation to the affairs of the Company (other than that disclosed in the Disclosure Letter).

7.2	The Vendor’s Warranties are given to the intent that the liability for inaccuracy, misrepresentation or breach thereof is not confined to facts or circumstances or breaches discovered on or before the Completion Date.

7.3	The Vendor shall not, and shall procure that the Company shall not, do or permit or procure any act or omission before Completion which would or be likely to constitute a breach of any of the Vendor’s Warranties or make any of such warranties inaccurate or misleading.

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7.4	The Vendor undertakes with the Purchaser that it will immediately disclose in writing to the Purchaser any event or circumstance which arises, or becomes known to it, prior to Completion, where that event or circumstance is inconsistent with or constitutes a breach of any of the Vendor’s Warranties.

7.5	Where any of the Vendor’s Warranties is qualified by the expressions “to the best of the Vendor’s knowledge”, “so far as the Vendor is aware” or any similar expression, such warranty is deemed to have been given after the directors and the officers of the Vendor Group have made due diligent and careful enquiries and has used its best endeavors to ensure that such warranty is complete and accurate in all respects.

7.6	The Vendor’s Warranties set forth in Schedule 2 and this Clause 7 shall survive the Completion Date for a period of 12 months (the “Survival Period”). During the period beginning on the Completion Date and ending on the termination of the Survival Period, the Vendor will indemnify and hold harmless the Purchaser and the Company from all losses, liabilities, claims, actions, costs and expenses (“Losses”) arising from any inaccuracy in or breach of the Vendor’s Warranties made in Schedule 2 and this Clause 7. Notwithstanding the foregoing sentence, no indemnification claim shall be brought against the Vendor for such inaccuracy or breach until all such claims, in the aggregate, exceed US$25,000 (the “Deductible”), after which time claims for indemnification may be made for amounts in excess of the Deductible.

7.7	Following the Completion, claims for indemnification under Clause 7.6 shall constitute the Purchaser’s and the Company’s exclusive right and remedy for breach of any of the Vendor’s Warranties set forth in Schedule 2 and in this Clause 7.

8.	Taxes

8.1	Without prejudice to any right of remedy or indemnity which the Purchaser is entitled to under any other provision of this Agreement, the Vendor undertakes with the Purchaser to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion, that to the extent not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown in the Management Accounts, Final Management Accounts, and Company’s Accounts, the Vendor will indemnify and hold harmless the Purchaser and the Company against:

8.1.1	any Tax payable by or on behalf of the Company or with respect to the Business or resulting from or by reference to any event occurring for any taxable period on or prior to the Completion Date;

8.1.2	any deficiencies in any Tax payable by or on behalf of the Company arising from any audit by any taxing agency or authority with respect to any period on or prior to the Completion Date;

8.1.3	Taxes of any member of a consolidated or combined tax group of which the Company is, on or prior to the Completion Date, part, for which the Company is liable as a result of its inclusion in such group prior to the date hereof;

8.1.4	any liability of the Company for Tax that would have been saved but for the occurrence or as a consequence of an event that occurred up to 30 days before the Completion Date which resulted in the loss of, reduction, modification or cancellation of some relief, allowance, deduction, exemption or set-off claimed or available pursuant to any legislation in effect up to 30 days before the Completion Date or otherwise;

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8.1.5	any claim for Tax in respect of any dividend paid or any distribution made by the Company:

(a)	on or prior to the Completion Date; and/or

(b)	after the Completion Date from net earnings earned before the Completion Date except in so far as a provision or credit is made for such liability in the Accounts or Management Accounts, as the case may be;

8.1.6	any reasonable settlement (including the cost incurred by the Company in contesting or settling any such claim) of any claim, demand, direction, apportionment, assessment, recovery or counter-claim (“Claim”) as aforesaid, whether threatened or made, provided Vendor has been given reasonable notice and an opportunity to defend such Claim;

8.2	In this Clause 8, unless the context otherwise requires, reference to a payment in respect of Tax includes (without limitation) a payment for the surrender or transfer of any relief and a payment by way of reimbursement, recharge, indemnity or damages.

8.3	Without prejudice to the indemnity provisions in Clause 8.1, the Purchaser agrees that upon request by the Vendor, the Purchaser and/or the Company, as the case may be, shall:

8.3.1	provide an opportunity to the Vendor to present its objections, appeal, claim or contest in respect of any liability for Tax, claim or demand or settlement of any threatened claim, demand, direction, apportionment, assessment, recovery or counter-claim arising under Clause 8.1; and

8.3.2	present the Vendor’s objections, appeal, claim or contest to the relevant Tax Authority, if necessary, provided that such objections, appeal, claim or contest do not conflict with the position taken by the Company in respect of the same.

8.4	The US Election

8.4.1	The Vendor and the Purchaser shall join in making a timely and effective election (“The Election”) with respect to the Company under Section 338(g) of the Internal Revenue Code of the United States (“The Code”). The Vendor and Purchaser shall report, on their respective US income tax returns, in connection with the determination of income, franchise or other taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election unless required to do otherwise pursuant to a determination (within the meaning of Section 1313(a) of the Code). Notwithstanding anything in this Agreement to the contrary, the Vendor shall pay any and all US federal, state, and local income and franchise taxes, and be entitled to any tax benefits of any losses for US federal, state and local income and franchise tax purposes, for all taxable periods (or portions thereof) ending on or before the Completion Date, resulting from the Election. The Purchaser shall be responsible for the initial preparation of all forms and documents required in connection with the Election, and Purchaser and Vendor shall timely file all forms required to be filed to make the Election. Vendor shall timely execute and deliver to Purchaser such documents or forms or as required by any tax laws to complete the Election within 3 months of the Completion Date.

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8.4.2	To the extent permitted by state and local laws, the principles and procedures of this Clause 8.4 shall also apply with respect to a Section 338(g) election under the Code or equivalent or comparable provision under state or local law. The Vendor and the Purchaser covenant and agree that to the extent that an election similar to a Section 338(g) election under the Code is optional under any state or local law, they shall so elect so as to treat the transactions contemplated herein as a sale of assets for state and local income and franchise Tax purposes.

8.5	Tax Periods Ending on or Before the Completion Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for all periods ending on or prior to the Completion Date which are filed after the Completion Date. The Tax returns shall be prepared by the Purchaser in a manner consistent with practices followed in prior years with respect to similar tax returns except for changes required by changes in law or fact. The Purchaser shall provide draft copies to the Vendor at least 15 days prior to the due date (as extended) for such returns and shall permit the Vendor to review and comment on the such tax return prior to filing and shall make such revisions to such returns as are reasonably requested by the Vendor, if agreed by the Purchaser. If the Vendor does not provide any comments on such Tax returns within the 15 day period, this will indicate approval of the returns. The Vendor shall reimburse the Purchaser for Taxes of the Company with respect to the period within this Clause within 30 days after payment by the Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the final Management Accounts.

8.6	Tax Periods Beginning Before and Ending After the Completion Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax returns of the Company for Tax periods which begin before the Completion Date and end after the Completion Date. Such Tax returns shall be prepared by the Purchaser in a manner consistent with local jurisdiction practices followed in prior years with respect to similar Tax returns except for changes required by changes in law or fact. The Vendor shall pay to the Purchaser within 30 days after the date on which approved Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Completion Date to the extent such Taxes are not reflected in the Management Accounts as of the Completion Date.

8.7	For purposes of this Clause 8, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Completion, the portion of such Tax which relates to the portion of such taxable period ending on the Completion date shall; (1) in the case of any Taxes other than Taxes based upon or related to income or receipts (including value-added taxes) be deemed to be amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Completion Date and denominator of which is the number of days in the entire taxable period, and (2) in the case of any Tax based upon or related to income or receipts (including value-added taxes) be deemed equal to the amount which would be payable if the relevant taxable period ended on the Completion Date. Any credits relating to a taxable period that begins before and ends after the Completion Date shall be taken into account as though the relevant taxable period ended after the Completion Date.

8.8	Refunds and Tax Benefits. Any tax refunds that are received by the Purchaser or the Company and any amounts that are credited against Tax to which the Purchaser or the Company become entitled and the amounts are not reflected in the Management Accounts as of the Completion Date that relate to Tax periods or portions thereof ending on or before the Completion Date shall be for the account of the Vendor, and the Purchaser shall pay over to the Vendor any such refund or the amount of any such credit within 30 days after receipt or entitlement thereto.

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8.9	Allocation of Purchase Price. The Vendor and the Purchaser agree in all circumstances to allocate within 6 months following the Completion Date, the Purchase Price in writing according to Section 338 of the Code and appropriate Treasury Regulations in effect. The Purchaser will provide to Vendor a proposed allocation of the Purchase Price to all of the net assets of the Company within 5 months of the Completion Date. The Purchaser will provide to the Vendor copies of Form 8883 and any required exhibits as part of the proposal (“Asset Acquisition Statement”). Within 30 days after the receipt of that Asset Acquisition Statement, Vendor will propose to Purchaser any changes in the Asset Acquisition Statement. If no changes are proposed in writing to Purchaser, Vendor shall be deemed to have agreed to, and accepted the Asset Acquisition Statement. Should the Parties fail to reach an agreement as required under this Section, the Parties further agree to engage, as a shared expense, a reputable accounting firm to resolve the issue. Such Purchase Price allocation shall be used for all US federal, and where applicable, state and local income and franchise tax returns, to the extent such values are relevant for such purposes.

9.	Purchaser’s Representations and Warranties

9.1	The Purchaser represents and warrants to the Vendor that:

9.1.1	the Purchaser is a corporation duly incorporated and validly existing under the laws of The Netherlands;

9.1.2	the Purchaser has the power to enter into this Agreement and to perform its obligations herein contained;

9.1.3	the execution and delivery of this Agreement and performance of the obligations contained herein by the Purchaser do not and will not violate any existing law or documents to which the Purchaser is a party or by which it is bound;

9.1.4	The Purchaser represents and warrants to the Vendor that the Sale Shares to be acquired by the Purchaser are being and will be acquired for the Purchaser’s own account and the Purchaser has no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America.

9.1.5	The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended.

9.1.6	The Purchaser acknowledges that it had access to information provided by the Vendor and has had an opportunity to discuss with the management of the Company the Business and financial affairs of the Company. The Purchaser has such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of an investment such as its purchase of the Sale Shares, and to form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the Vendor’s Warranties set forth in Schedule 2 nor prevent the Purchaser from seeking indemnification for any breach of such warranties as set forth in Clause 7 of this Agreement, subject to the limitations set forth therein.

9.2	Each representation and warranty set out in Clause 9.1 is separate and independent and (unless expressly provided otherwise) is not limited by reference to any other representation or warranty or any other provision of this Agreement.

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10.	Remedies Upon Default

10.1	If the Purchaser is in breach of any provision of this Agreement (other than the Purchaser’s Warranties) in any material respect and has failed to remedy the same to the satisfaction of the Vendor within 14 days from the date of a written notice from the Vendor requiring such breach to be remedied; or is in breach of any of the Purchaser’s Warranties or any of the Purchaser Warranties is or has become, inaccurate or misleading in any material respect and the Purchaser has failed to remedy the same to the satisfaction of the Vendor within 14 days from the date of a written notice from the Vendor requiring such breach to be remedied, the Vendor shall be entitled to either:

(a)	claim for specific performance of this Agreement; or

(b)	terminate this Agreement forthwith by written notice to the Purchaser and claim damages for breach.

10.2	If the Vendor is in breach of any provision of this Agreement (other than the Vendor’s Warranties) in any material respect and has failed to remedy the same to the satisfaction of the Purchaser within 14 days from the date of a written notice from the Purchaser requiring such breach to be remedied; or the Vendor is in breach of any of the Vendor’s Warranties or any of the Vendor’s Warranties is or has become, inaccurate or misleading in any material respect and the Vendor has failed to remedy the same to the satisfaction of the Purchaser within 14 days from the date of a written notice from the Purchaser requiring such breach to be remedied, the Purchaser shall be entitled to either:

(a)	claim for specific performance of this Agreement; or

(b)	terminate this Agreement forthwith by written notice to the Vendor and claim damages for breach.

10.3	Completion of the sale and purchase of the Sale Shares shall not prejudice the Purchaser’s right to claim for breach of any provision of this Agreement (including the Vendor’s Warranties) by the Vendor in accordance with Clause 7.6.

11.	Access to Information

11.1	The Vendor shall permit the Purchaser, through its officers, employees and representatives, to make such investigation of the Land, Business and operations of the Company and such examination of the books and records of the Company as it reasonably requests and to make extracts and copies of such books and records.

11.2	As part of such investigation and examination, the Vendor shall provide Purchaser with reasonable access to the Company’s directors, officers and employees for discussion. Any such investigation and examination shall be conducted during working hours and under commercially reasonable circumstances.

11.3	The Vendor shall cause the Company and their directors, officers, employees and representatives to cooperate with the Purchaser and its representatives in connection with such investigation and examination, and the Purchaser and its representatives shall cooperate with the Vendor, the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business.

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12.	Notices and Communications

12.1	Any notice or communication to be given under this Agreement shall be in writing and may be given or sent by:

12.1.1	hand;

12.1.2	prepaid registered airmail/post or courier service; or

12.1.3	facsimile transmission;

to the addressee at its address or facsimile transmission number set out below or to such other address or facsimile transmission number as a Party may give written notice of to the other:

For the Vendor:

c/o Quantum Corporation

1650, Technology Drive,

Suite 700, San Jose,

California 95110.

Attention: General Counsel

Facsimile No.: +(01) 408 944 6581

For the Purchaser:

Lelyweg 10, 7602 EA Almelo,

The Netherlands.

Attention: Legal Department

Facsimile No.: +(011) 31 546 535 149

With Copies To:

Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, TX 77515

Attention: Legal Department

Facsimile No. +(01) 979 848 5225

12.2	All such notices and communications shall be in the English language.

12.3	Any notice or communication shall be deemed to have been duly served upon and received by the addressee:

12.3.1	if delivered by hand or courier service, at the time of delivery;

12.3.2	if sent by prepaid registered airmail/post, at the expiration of 5 Business Days after posting; and

12.3.3	if sent by facsimile transmission, at the time of transmission provided that a confirmatory copy is sent by hand or prepaid registered airmail/post or courier service by the end of the next Business Day.

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12.4	In proving the giving of a notice or communication under this Agreement it shall be sufficient to show:

12.4.1	in the case of prepaid registered airmail/post, that the envelope containing the notice or communication was duly addressed and posted;

12.4.2	in the case of courier service, that the envelope containing the notice or communication was delivered to the courier company as a pre-paid courier package; or

12.4.3	in the case of facsimile transmission, that the whole of the notice or communication was successfully transmitted, as evidenced by a transmission report generated by the sender’s transmitting equipment.

13.	Restriction on Announcements

The Parties shall not (unless required by law applicable to their Affiliates or the rules of any stock exchange on which its or its Affiliate’s securities are listed) make any announcement in connection with this Agreement unless the other Party has given its consent to such announcement (such consent not to be unreasonably withheld).

14.	Miscellaneous

14.1	Time of the Essence

Time wherever mentioned is of the essence of this Agreement.

14.2	Entire Agreement

The provisions herein constitute the entire agreement between the Parties and supersede any previous agreements, understandings, communications and representations, whether expressed or implied or oral or written, between them with respect to all matters dealt with herein.

14.3	Amendments

No amendment of this Agreement shall be effective unless made in writing and signed or confirmed in writing by the Parties.

14.4	Assignment

Neither Party may assign its rights or obligations herein without the prior written consent of the other.

14.5	Successors-in-title

This Agreement shall be binding upon and enure for the benefit of each Party’s successors-in-title and permitted assigns.

14.6	Rights and Remedies

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law. No failure or delay by a Party to exercise any such right

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or remedy shall operate as a waiver or variation of that right or remedy. Any defective or partial exercise of a right or remedy shall not preclude any further or other exercise thereof or the exercise of any other right or remedy.

14.7	Illegality

If any provision in this Agreement is illegal, invalid or unenforceable, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability, without invalidating the remaining provisions herein.

14.8	Governing Law and Jurisdiction

14.8.1	This Agreement is governed by and construed in accordance with the laws of Malaysia.

14.8.2	Each Party:

(a)	irrevocably submits to the non-exclusive jurisdiction of the Courts of Malaysia;

(b)	waives any objection on the grounds of venue or forum of convenience or similar grounds; and

(c)	consents to the service of legal process in respect of any matter arising out of this Agreement by forwarding a copy of such legal process by prepaid registered letter to its last known address or in any other manner permitted by the relevant law.

14.9	Counterparts

This Agreement may be executed in any number of counterparts:

(a)	each of which is deemed to be an original;

(b)	all of which, taken together, constitutes one and the same instrument; and

(c)	the execution by a Party of any of which constitutes execution by that Party of all such counterparts.

14.10	Costs

The Purchaser bears the costs of and incidental to the preparation of this Agreement and the stamp duty and registration fee, if any, payable on this Agreement and the transfer and registration of the Sale Shares. Each Party bears its own solicitors’ fees and costs.

14.11	Further Acts

14.11.1	The Vendor shall upon the Purchaser’s request and expense execute such additional documents or do such further acts or things as may reasonably be required by the Purchaser to give effect to this Agreement.

14.11.2	Subject to the terms and conditions hereof, each Party shall use all reasonable endeavors to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transaction contemplated by this Agreement as expeditiously as practicable, including without limitation, the performance of such further acts or the execution and delivery or any additional instruments or documents as may be reasonably necessary to obtain any approvals, consents, permits or waivers required for effecting the purpose of this Agreement and the transactions contemplated hereby.

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14.12	Force Majeure

No Party shall be liable to the other Party for non-performance or delay in performance of any of its obligations under this Agreement resulting from any Act of God, flood, fire, war, riot, civil commotion, natural catastrophe, strike, act of government, change of law, or any supervening event of whatsoever nature beyond the reasonable control of the Parties. The Party claiming force majeure shall make every reasonable effort to remove the obstacle and to resume performance at the earliest practicable time.

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IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

SIGNED BY	)
)
for and on behalf of	)	SIGNATURE:	/s/ Jon Gacek
CERTANCE INTERNATIONAL	)
in the presence of:	)	NAME:	Jon Gacek

SIGNATURE:	/s/ Margaret Sowards

NAME:	Margaret Sowards

SIGNED BY	)
)
for and on behalf of	)
BENCHMARK ELECTRONICS	)	SIGNATURE:	/s/ Gayla Delly
NETHERLANDS HOLDING B.V	)
in the presence of:	)	NAME:	Gayla Delly

SIGNATURE:	/s/ Ken Barrow

NAME:	Ken Barrow

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